EXHIBIT 10.11

RECEIPT

Dr. Eric D. Cole hereby acknowledges receipt from DayStar Technologies, Inc. (the “Company”) of a check in the aggregate amount of $30,000 payable to Dr. Cole in full and final satisfaction of the Company’s obligations to Dr. Cole under Section 2(a) of the Intellectual Property Assignment Agreement between the Company and Dr. Cole dated December 8, 1998 (the “Assignment”). The Company further confirms that no events subject to Royalty as defined in Section 2(b) of the Assignment have occurred from December 8, 1998 until the date of this receipt. Each of Dr. Cole and the Company hereby waives and releases the other from any other obligations or liabilities under the Assignment not fulfilled by either of them between December 8, 1998 and the date of this receipt. The parties further amend the Assignment to delete the requirements of Sections 6, 7 and 8 of the Assignment, which sections shall be of no further force and effect. Dr. Cole and the Company hereby confirm and acknowledge that except as specifically provided above, the Assignment shall remain fully valid, binding and enforceable according to its terms, including, but not limited to, Dr. Cole’s right to receive royalty payments under Section 2(b) of the Assignment.

With respect to the claims released herein, the parties acknowledge their intent to release and relinquish any rights and benefits they might otherwise have under any statute, constitution, treaty, regulation or common law decision which purports to limit the effectiveness of a general release, including without limitation, California Civil Code Section1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The parties hereby acknowledge that they or their agents may hereafter discover facts or circumstances different from or in addition to those they now know or believe to be true with respect to the claims released herein and declare that this agreement shall be and remain effective in all respects notwithstanding the discovery of such different or additional facts or circumstances.

Date: Sept 30, 2003

Eric Cole
Dr. Eric D. Cole

DayStar Technologies, Inc.

By:	John R Tuttle
John R. Tuttle, President